Exhibit 10.1

THE NEW YORK TIMES COMPANY

STOCK APPRECIATION RIGHTS AGREEMENT

This Stock Appreciation Rights Deferred Share Agreement, dated as of September 17, 2009 (this “Agreement”) is made by and between The New York Times Company (the “Company”) and Arthur Sulzberger, Jr. (the “Executive”).

WHEREAS, on February 19, 2009, the Compensation Committee of the Company’s Board of Directors (the “Committee”) recommended, and the independent Directors of the Company’s Board, after consulting with all non-management Directors approved, the grant to the Executive of stock options under the Company’s 1991 Executive Stock Incentive Plan (the “Plan”) to purchase 500,000 shares of Class A Common Stock of the Company (“Common Stock”) at an exercise price per share equal to $3.625 (the “Options”); and

WHEREAS, under Section 6(b) of the Plan, the number of shares of Common Stock with respect to which stock options may be granted to any key employee during any calendar year shall not exceed 400,000 (the “Option Limit”); and

WHEREAS, the Executive has agreed that the portion of the Options in excess of the Option Limit (100,000 shares) (the “Excess Portion”) is null and void; and

WHEREAS, in order to fulfill the Committee’s original intent and understanding and the Executive’s expectations with respect to the Options, the Committee has recommended, and the independent Directors of the Company’s Board, after consulting with all non-management Directors has approved, the grant to the Executive, subject to the Executive’s acceptance of this Agreement, of stock appreciation rights (“SARs”) pursuant to the Plan and on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Terms of the Award. The Executive is hereby granted a SAR award, in respect of the Excess Portion (the “SARs”) as follows:

Number of shares:	100,000

Exercise Price/share:	$3.625

Vesting:	33,334 on February 19, 2010
33,333 on February 19, 2011
33,333 on February 19, 2012

Notwithstanding the foregoing vesting schedule, upon the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the then unvested portion of the SARs shall vest in the same proportion that the then unvested portion of the Option vests upon such separation from service. Any portion of the SARs that does not become vested shall be cancelled upon such separation from service.

Expiration Date:	February 19, 2019

2. Exercise of SARs.

(a) Exercise Period. The SARs shall become exercisable in whole or in part as and when they become vested, and once vested, shall remain exercisable until the Expiration Date.

(b) Method of Exercise. At any time when the SARs are exercisable, the SARs may be exercised from time to time, in whole or in part but always in increments of full shares, by written notice to the Company substantially in the form attached which will:

(i) state the date of such exercise (which shall be no earlier than the date the Company receives such notice);

(ii) state the number of shares with respect to which the SARs are being exercised; and

(iii) if the SARs are being exercised by anyone other than the Executive, be accompanied by proof satisfactory to the Company of the right of such person or persons to exercise the SARs under this Agreement and all applicable laws and regulations.

Notwithstanding the foregoing, the SARs, to the extent vested, will be automatically exercised on the earlier of the Payment Date or the Expiration Date, in each case without any written notice to the Company or any action by the Executive, to the extent not already exercised prior thereto.

(c) Entitlement on Exercise. Upon exercise of all or any portion of the SARs, the Executive (or his transferee or successor) shall be entitled to a cash payment, subject to deferral as provided in Section 3, equal to (i) the excess, if any, of the Fair Market Value (as defined in the Plan) per share of Common Stock on the date of exercise over the exercise price per share, multiplied by (ii) the number of shares with respect to which the SARs are being exercised (the “SAR Spread”).

3. Payment of SAR Spread.

(a) Date of Payment. Subject to Section 8(b) below, the SAR Spread (as adjusted pursuant to Section 3(b) below) with respect to the exercise of all or any portion of the SARs shall be paid upon the Payment Date.

(b) Deferral Credits. To the extent payment of the SAR Spread is deferred beyond 10 business days following the date of the related SAR exercise, the SAR Spread shall be credited from the date of exercise to the Payment Date with interest based on the “Prime Rate” published by the Federal Reserve from time to time on the first publication date of each calendar quarter. The interest shall be credited at the end of each calendar quarter (based upon the interest rate published on the first publication date of such calendar quarter) and the resulting balance shall be compounded quarterly; provided that, for the calendar quarter during which the Payment Date occurs, the interest credited shall be prorated based on the number of days in such calendar quarter prior to the Payment Date.

(c) Defined Terms.

(i) Payment Date, for each SAR, shall mean the later of the Separation Date or the SAR’s Expiration Date.

(ii) Separation Date shall mean the date of the Executive’s separation from service with the Company, within the meaning of Section 409A of the Code, or, if necessary to comply with the requirements of Section 409A of the Code, the date that is six months and one day following the date of such separation from service.

4. Transferability. Upon the Executive’s death, each SAR, and any right to the SAR Spread of any previously exercised SAR, shall be transferable by the Executive by will or pursuant to the laws of descent and distribution. Following transfer, the SARs and any right to the SAR Spread shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in this Agreement, references to the Executive shall be deemed to refer to the transferee. Prior to the Executive’s death, the SARs or any right to the SAR Spread may be transferred by the Executive to one or more members of the Executive’s immediate family, to a partnership or limited liability company whose only partners or members are members of the Executive’s immediate family, or to a trust established by the Executive for the benefit of one or more members of the Executive’s immediate family. For this purpose, “immediate family” means the Executive’s spouse, parents, children (including adopted and step-children), grandchildren and the spouses of such parents, children (including adopted and step-children) and grandchildren. A transferee described in this subsection may not further transfer a SAR or right to SAR Spread. A SAR or right to SAR Spread transferred pursuant to this section shall remain subject to the provisions of the Plan and shall be subject to such other rules as the Committee shall determine.

5. Effect on Options. The Executive hereby acknowledges and agrees that the Excess Portion of the Options is null and void and the Executive has no rights with respect thereto. The Options shall otherwise remain in effect in accordance with their terms. For purposes of clarity, the vesting schedule of the Options shall be determined as though the Excess Portions had not been granted.

6. Subject to Plan. Each SAR is being granted pursuant to Section 27(a) of the Plan, and shall be subject to the applicable terms of Plan in all respects, including Sections 1 through 4, and Part III thereof.

7. Restrictions on Exercise. Each SAR is subject to all restrictions in this Agreement. As a condition of any exercise of a SAR, the Company may require the Executive or his transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters reasonably requested by the Company. The exercise of a SAR shall be subject to the Company’s policies on insider trading.

8. Taxes.

(a) Intended Tax Consequences. The parties intend that (i) taxable income will not be incurred by the Executive until the SAR Spread is actually paid, (ii) the Company or its affiliates will be entitled to deduct from its taxable income the full amount of the SAR Spread when it is actually paid, without limitation under Section 162(m) of the Code, (iii) FICA taxes will be incurred at the time of exercise of a SAR, even if payment of the resulting SAR Spread is deferred beyond exercise, and (iv) the SARs be structured in a manner so that they are compliant with Section 409A of the Code. The parties agree that in the event that it is determined that actual tax consequences are likely to differ from those described in the preceding sentence, they will make reasonable efforts in good faith to agree to modify this Agreement in a manner that still achieves as closely as possible the original intent of the parties; provided, however, in no event shall either party be liable to the other should actual tax consequences differ from those described in the preceding sentence.

(b) Tax Withholding. The Executive agrees that he shall be liable for all withholding taxes imposed in connection with the SARs, and expressly authorizes the Company or its affiliates to deduct such withholding taxes from any payment of the SAR

Spread or any other payment to be made to the Executive by the Company or its affiliates outside of this Agreement. With respect to any withholding obligation for taxes that arises upon exercise where payment of the SAR Spread is deferred beyond exercise (e.g., FICA taxes), to the extent permissible under Section 409A of the Code, the Company shall distribute from the amount otherwise deferred an amount sufficient to satisfy such withholding obligation, as well as the additional withholding tax obligations that arise in connection with such distribution.

9. Miscellaneous.

(a) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address or to such other person as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Company, to:

The New York Times Company

620 Eighth Avenue

New York, New York 10018

Attention: General Counsel

Facsimile: 212-556-4634

if to the Executive, at the Executive’s address on file with the Company.

(b) Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Executive may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, except in accordance with Section 4 above.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to any otherwise governing principles of conflicts of law.

(e) Jurisdiction; Arbitration. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by a single independent arbitrator. Such arbitration process shall take place in New York, New York. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, each party to this Agreement shall pay its own legal fees and expenses, unless otherwise determined by the arbitrator.

(f) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g) Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

(h) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(i) Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(j) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

THE NEW YORK TIMES COMPANY

By:	/s/ Kenneth A. Richieri
Name:	Kenneth A. Richieri
Title:	Senior Vice President,
General Counsel and Secretary

/s/ Arthur Sulzberger, Jr.
Arthur Sulzberger, Jr.

THE NEW YORK TIMES COMPANY

1991 EXECUTIVE STOCK INCENTIVE PLAN

NOTICE OF SAR EXERCISE

To:	The New York Times Company

From:	Arthur Sulzberger, Jr. [1]

Date:

Capitalized terms not otherwise defined herein shall have the meaning set forth in the New York Times Company 1991 Executive Stock Incentive Plan (the “Plan”) and the Stock Appreciation Rights Agreement dated as of September 17, 2009 (the “Agreement”), as applicable.

1.	Exercise:

Effective as of the date hereof, I hereby elect to exercise the following SARs.

Number of shares with respect to which the SARs are being exercised (Note that this amount must be a whole number):

             shares

2.	Deferral of the SAR Spread

I hereby acknowledge that, except as set forth below with respect to amounts withheld for purposes of certain tax obligations, no portion of the SAR Spread shall be distributed prior to the Payment Date as set forth in the Agreement.

3.	Tax Withholding:

(a)	I hereby authorize the Company or its affiliates to deduct all withholding taxes imposed in connection with the SARs from any payment of the SAR Spread or any other payment to be made to me by the Company or its affiliates, and in the event that such deductions are not sufficient to fully and promptly satisfy the applicable withholding obligations, I hereby agree to promptly make a cash payment to the Company or its affiliates. I acknowledge that the SAR Spread shall not be distributed to me until all applicable withholding obligations have been satisfied.

[1]	In the event that the SARs are being exercised by anyone other than the Executive, such individual or individuals shall provide proof satisfactory to the Company of the right of such person or persons to exercise the SARs under the Agreement and all applicable laws and regulations.

(b)	To the extent that any withholding obligations for taxes arise upon the exercise of the SARs and prior to the Payment Date, I hereby authorize the Company or its affiliates to distribute from the amount otherwise distributable on the Payment Date an amount sufficient to satisfy such withholding obligations, as well as the additional withholding tax obligations that arise in connection with such distribution, to the extent permitted by Section 409A of the Code.

I hereby acknowledge that exercise of the SARs and distribution of the SAR Spread are subject to the terms and conditions set forth in the Plan and the Agreement.

Arthur Sulzberger, Jr.